UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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BLUCORA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 13, 2021, Blucora, Inc. (the “Company”) issued a press release announcing the transfer of Maestro Wealth Advisors, LLC to Avantax, the Company’s wealth management business. A copy of the press release can be found below.

Avantax Welcomes Maestro Wealth Advisors, LLC

Growth-minded North Carolina firm has more than $133 million in total client assets

DALLAS – (April 13, 2021) – Avantax, the wealth management business of Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled, tax-focused financial solutions, welcomes Maestro Wealth Advisors, LLC, an elite firm based in Winston-Salem, North Carolina, with more than $133 million in total client assets, as of Jan. 13, 2021.

Craig Moser, CFP®, CRPC®, and Jennifer Moser, MBA, founded Maestro Wealth Advisors with a vision of providing quality, objective financial advice, and a passion for serving their clients.

Maestro Wealth Advisors transferred to Avantax Wealth Management℠ from broker-dealer World Equity Group, Inc., and from Retirement Wealth Advisors, LLC, Maestro’s former RIA, to benefit from the multiple layers of support Avantax provides, and the wide range of Avantax tools and technologies that support practice management, firm growth, and client service. Having been a hybrid office, the ability to unify both sides of Maestro’s business was another key reason they chose Avantax.

“As a firm, we grew to a level where we needed more support to continue our momentum. While available here and there, the resources aren’t integrated like they are with Avantax, where we have access to CFAs and CFPs, as well as people who have advanced insurance planning capabilities for our clients,” said Craig Moser. “With Avantax resources, we can help clients without setting up everything from scratch ourselves. This lets us deliver Maestro’s real value, which is taking time to sit down with clients, listen to them, and help them make really good decisions about their financial future.”

Moser also looks forward to leveraging the unique community of Avantax Financial Professionals and gaining access to Avantax leadership.

“Being involved in the peer groups is a major benefit for us. Conferences are great, but the real learning is in breakouts when you talk with people and find out something that will be great for your client and great for you. Through Avantax’s peer training initiative we will be able to share best practices and strategies that can benefit our clients as we work through their planning issues,” Moser continued. “It’s exciting to know that we have such deep skills and resources backing us up now, and that includes Avantax leadership. It’s refreshing to have leadership seeking me out rather than me having to chase people down.”

In welcoming Maestro Wealth Advisors, Avantax Wealth Management President Todd Mackay added, “We continue growing our high-quality community of Avantax Financial Professionals by earning the trust and confidence of professionals like Craig and Jennifer Moser. Their success demonstrates the value created by combining tax and financial planning with the empathy needed to help clients make sound financial decisions.”

A commitment to education is central to the success of Maestro Wealth Advisors. Maestro generates significant financial educational content online – ranging from monthly newsletters to market update videos – and offers adult continuing education classes, primarily by partnering with universities.

Maestro Wealth Advisors joins Avantax as part of a solid recruiting effort so far in 2021; Avantax added more than 200 new Financial Professionals in 2020, excluding attrition.

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Avantax Welcomes Maestro Wealth Advisors/Page 2

About Avantax Wealth Management℠
Avantax Wealth Management℠, which comprises the Wealth Management business of Blucora, Inc. (NASDAQ: BCOR) offers a tax-advantaged approach for comprehensive financial planning. Through its Tax-Smart approach, Avantax Financial Professionals help clients leverage taxes to create financial growth opportunities. Most financial companies treat taxes as an afterthought, or not at all, even though taxes are one of life’s most complex and costly expenses. Avantax uses technology, tax and wealth management insights to uncover tailored and advantageous opportunities across our clients’ financial lifecycles to help enable better long-term outcomes. As of Dec. 31, 2020, Avantax Wealth Management had $83 billion in total client assets.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments including (i) wealth management, through its Avantax Wealth Management brand, with $83 billion in total client assets as of Dec. 31, 2020, and (ii) tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and more than 23,000 professional users in 2020. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Certified Financial Planner Board of Standards, Inc. (CFP Board) owns the CFP® certification mark, the CERTIFIED FINANCIAL PLANNER™ certification mark, the CFP® certification mark (with plaque design) logo and the CFP® certification mark (with flame design) logo in the United States, which it authorizes use of by individuals who successfully complete CFP Board’s initial and ongoing certification requirements.

Important Additional Information and Where to Find It

Blucora, Inc. (the “Company”) has filed a definitive proxy statement, an accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Company’s 2021 annual meeting of stockholders. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the Company’s definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

Contacts:

Tony Katsulos

Avantax

(972) 870-6654

pr@avantax.com

Dee Littrell

Blucora, Inc.

(972) 870-6463

IR@blucora.com

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